UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

WEX INC.
(Name of Registrant as Specified In Its Charter)

IMPACTIVE CAPITAL MASTER FUND LP

IMPACTIVE CAPITAL LP

IMPACTIVE CAPITAL LLC

IMPACTIVE ZEPHYR FUND LP

IMPACTIVE SIERRA FUND LP

LAUREN TAYLOR WOLFE

CHRISTIAN ASMAR

KURT P. ADAMS

ELLEN R. ALEMANY

ALEMANY OCTOBER 2025 GRAT NO. 1

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Impactive Capital Master Fund LP (“Impactive Capital Master Fund”), together with the other participants named herein (collectively, “Impactive”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders (the “Annual Meeting”) of WEX Inc., a Delaware corporation (the “Company”).

On May 1, 2026, Lauren Taylor Wolfe, a director nominee and managing member of the general partner of Impactive Capital Master Fund, was quoted in the following article published by MaineBiz:

Stage set for explosive WEX shareholders meeting

Mainebiz

By Renee Cordes

May 1, 2026

Boardroom battles happen all the time on Wall Street; in Maine, they’re as rare as a blue lobster.

That’s about to change next week, with WEX Inc. (NYSE: WEX) fending off an attempt by an activist shareholder to remove CEO Melissa Smith from her board chair role, along with two other board members.

The Portland-based company, with more than 5,700 employees in 16 countries, provides financial technology services to businesses in fleet mobility and fueling, corporate payments, travel industry payments and benefits, including health savings and flexible spending accounts.

New York-based hedge fund Impactive Capital, which owns 4.9% of WEX’s shares, aims to put three of its own candidates on WEX’s board to address what it deems as “chronic underperformance” and corporate governance shortcomings.

Impactive Capital, a WEX shareholder for more than five years, has the backing of independent proxy advisory firms, including Glass Lewis, Institutional Shareholder Services and Egan-Jones, for board changes at the Portland-based provider of financial technology services.

“WEX has consistently underperformed its peers – on growth, margins, capital allocation and overall shareholder returns – and has generated bottom decile returns under the current chair and CEO,” Lauren Taylor Wolfe, Impactive’s co-founder and managing partner, told Mainebiz this week.

“We believe a lot of this is driven by weak oversight of management and a lack of independence in the boardroom,” she added.

Over the past five years, WEX shares have fallen 26% while the Standard & Poor’s 500 index has risen 72%.

As of Thursday’s close on Wall Street, WEX shares have a market value of around $5.2 billion. Over the past year, shares have fluctuated between a low of $120.03 and a high of $180.71.

WEX told investors in a recent presentation that, while it is not satisfied with its current share price, it has outperformed the median of its 2024 and 2025 performance peers over the near and long term on a total shareholder return basis.

‘Build on our momentum’

On April 23, WEX posted first-quarter earnings and revenue that surpassed market expectations.

In a call with investors and analysts that morning, CEO Melissa Smith said that after achieving record revenue and adjusted net income per diluted share in 2025, the company continues to “build on our momentum” in the first quarter of 2026.

That argument doesn’t fly with Taylor Wolfe, who argues that “the gap between the ‘momentum’ management is talking about and the momentum shareholders actually experience keeps getting wider.”

Next week’s meeting, which will be held in a virtual format, is open only to WEX shareholders.

A spokesperson for WEX said that while the company won’t speculate on the vote outcome, WEX is open to governance changes.

“The board regularly evaluates its leadership structure, taking into consideration the company’s evolving business needs and stockholder feedback, and will continue to do so,” the spokesperson said via email on Thursday.

While WEX has said it would be open to adding two of Impactive’s suggested board members, it is opposed to adding Taylor Wolfe due to a “concerning” conflict of interest because her husband runs a venture capital firm with significant investment in one of WEX’s main competitors, Ramp Business Corp.

Taylor Wolfe denies the allegation, saying that her husband has a minority interest in two venture funds that own less than 1% of Ramp’s shares.

“It’s a completely passive stake and has no bearing on my ability to serve as a director,” she said.

“WEX’s February 2026 10-K and prior disclosures never even identified Ramp as a competitor,” she added. “This only came up when the company suddenly labeled Ramp a ‘principal competitor’ in an investor presentation earlier this month.”